CODE OF ETHICS CONCERNING PERSONAL SECURITIES TRANSACTIONS

      1. GENERAL PRINCIPLES

      This Code is based on the principle that the officers, directors and employees of the Clay Finlay Group owe a fiduciary duty to the clients of the Company to conduct their personal securities transactions in a manner which does not interfere with clients' portfolio transactions or otherwise take unfair advantage of their position. In order to ensure the highest ethical standards, the Company, through this Code, places restrictions on personal transactions and other actions to insure that employees behave in all respects in a manner that: a) prohibits trading, directly or indirectly on the basis of nonpublic information; b) puts the interests of the Company's clients ahead of their own personal interests; c) complies with the requirements of the regulatory authorities; d) preserves the confidentiality of the Company's information.

      It is not practicable to create a Code that specifies every eventuality in which there might arise a conflict of interest with clients, or a breach of regulatory requirement or of confidentiality. It is essential that Employees should consult with the Compliance Officer whenever there is the slightest doubt about conflict or a breach.

      All Employees are required to read and familiarize themselves with this Code of Ethics and the Policy Concerning Insider Trading and to understand their responsibilities. Employees are also required to abide by the Group's Policy on Conflicts of Interests. Employees are required to certify initially and thereafter annually, within thirty days that they have read this Code, have complied with its requirements, and that they have disclosed all personal securities transactions. A copy of the required certificate is attached as Appendix 2.

      2. DEFINITIONS

      "Discretionary Account" means an account where an Employee or Related Person does not participate in recommending or making the investment decisions, or have any direct or indirect influence over the account. The circumstances of such accounts must be disclosed in writing and approved by the compliance officer.

      "Employee" means all employees, officers or directors of the Clay Finlay group, and includes part-time employees, as well as trainees.

      "Included Securities" means securities as defined in Section 2(a)(36) of the Investment Company Act of 1940. It includes such things as stocks, options, municipal bonds and private placements and open-ended investment companies (mutual funds). It does not include securities issued by the U.S. Government or its agencies, bankers' acceptances, bank certificates of deposit, money market funds, commercial paper and high quality short-term debt instruments, including repurchase agreements.

      "IPC Member" means a senior investment professional who is a current member of the Company's Investment Policy Committee.
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      "Related Person" means spouse or minor child of an Employee, any adult living in the same household, or any other person with whom an Employee shares a beneficial interest in a Transaction.

      "Transaction" means any purchase, sale, acquisition or disposal of Included Securities.

      CODE OF ETHICS CONCERNING PERSONAL SECURITIES TRANSACTIONS CONTINUED

      3. CONFIDENTIALITY

      No Employee shall reveal to any other person (except in the normal course of his or her duties on behalf of the Company) any information regarding the transactions, actual or potential, or holdings of the clients of the Company.

      4. PERSONAL INVESTMENT RESTRICTIONS

      a. No Employee or Related Person may acquire any securities in an Initial Public Offering.

      b. No Employee or Related Person may acquire any securities in 1) a private placement or 2) a private placement or an initial public offering that is being considered for a Discretionary Account established by the Employee or Related Person, without the written prior approval of the Company Compliance Officer. Approval will take into account, among other factors, whether the investment opportunity is being offered to the individual by virtue of his or her position. Any authorized investment in a private placement or initial public offering must be disclosed by such person should he or she play any part in the Company's subsequent consideration of an investment in securities of the issuer.

      c. No employee, having a direct or indirect beneficial interest in an Included Security, shall recommend the security to a client without disclosing such interest and having the transaction approved by the Compliance Officer.

      d. Employees and Related Persons are prohibited from executing Transactions whenever the Company has a pending order or intends to place an order on behalf of its clients for the same or related Included Security.

      e. Employees and Related Persons are prohibited from acquiring an Included Security for seven calendar days prior to a client acquisition of the same or related Included Security.

      f. Employees and Related Persons are prohibited from disposing of an Included Security for seven calendar days prior to a client disposal of the same or related Included Security.
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      g.    Employees and Related Persons are prohibited from disposing of an
            Included Security for seven calendar days after a client acquisition of the same or related Included Security.

      h. Employees and Related Persons are prohibited from acquiring an Included Security for seven calendar days after a client disposal of the same or related Included Security.

      i. Employees and Related Persons are prohibited from profiting from the purchase and sale, or sale and purchase of any Included Security within 60 calendar days without the prior written approval of the Company' compliance officer.

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CODE OF ETHICS CONCERNING PERSONAL SECURITIES TRANSACTIONS CONTINUED

      j. The prohibitions in Section 4d to 4h exclude Included Securities held solely in sponsor wrap programs due to their small and constant cash flows, which trigger frequent de minimus trades. However, the transactions must be included in the reporting requirements of Sections 6a to 6c.

      k. For Included Securities other than open-ended investment companies, no Employee or Related Person may enter into a Transaction without the prior written approval of two senior staff members who are either executive members of the board of directors or members of the IPC. To obtain approval, the Employee must complete a Personal Security Transaction Request Form (a copy of which is attached to this document), and have it duly authorized. Such authorization shall be valid for 24 hours.

      l. Transactions in shares of open-ended investment companies do not require prior approval, but must be reported (utilizing a Personal Security Transaction Request Form) within two days of transaction date.

      m. Employees and Related Persons must obtain pre-clearance before investment in open-ended investment companies to which Clay Finlay acts as a sub-advisor.

      n. Employees and Related Persons whose assets are held in a pre-authorized Discretionary Account are exempt from the provisions of Sections 4a to 4k. However, they must fulfill the requirements of Sections 6a to 6c.

      5. EXEMPTIONS

      The personal investment restrictions of section 4 of this code shall not apply to:

      a.    Purchases which are part of an automatic dividend reinvestment plan.

      b. Sales of securities resulting from the exercise of options from employee incentive plans are exempt from the provisions of Section 4i.

      c. Non-executive directors, who do not have access to the Company's investment meetings or systems, shall be exempt from the provisions of section 4. However, such directors must comply with Section 6 reporting requirements with the exception of 6d.

      6. REPORTING REQUIREMENTS

      a. New Employees must provide the Compliance Officer with a list of their holdings, or those of Related Persons, in Included Securities within thirty days as of the date of joining the Company.
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      b.    Employees and Related Persons must provide the Compliance Officer with details of the opening of any brokerage account and must direct their broker to supply the Company with duplicate confirmations of all Transactions.

      c. Employees and Related Persons must provide the Compliance Officer with a list of their holdings of Included Securities as at the last day of December of each year, within thirty calendar days following year end.

      d. Employees and Related Persons shall report each Transaction to the Compliance Officer by providing the completed and signed Personal Security Transaction Request Form.

      e. Within thirty days of each calendar quarter, the Employee or Related Person must complete and sign a Quarterly Transactions Summary Form (a copy of which is attached to this document) which shall list each and every Transaction made during the calendar quarter.

      7. MONITORING PERSONAL TRANSACTIONS

      a. The Compliance Officer shall keep on file the completed Personal Security Transaction Request Form, the associated broker's confirmation form and the Quarterly Transactions Summary Form.

      b. The Company shall record all reported Transactions within its computer system.

      c. At regular intervals, the Company shall compare the personal transactions of all employees with the Transactions that the Company has made on behalf of clients and report any violations to the Chief Compliance Officer.

      8. GIFTS AND ENTERTAINMENT

      Employees may not accept gifts, entertainment or anything of value in excess of US$100 (or the equivalent in other currency) from any person or entity that does business with, or on behalf of, the Company.

      9. SERVICE AS A DIRECTOR

      Employees may not serve on the Boards of Directors of public corporations in which clients might invest, or engage in other outside activities which can conflict with the Company's obligations to clients unless such service is pre-authorized on the basis that the service would not be inconsistent with the interests of any client.

      10. SANCTIONS

      Any profits from a Transaction that was not pre-authorized as provided in
      Section 4j or reported as provided in Section 4k of this Code will be disgorged
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      to an appropriate charity. The Company, in its discretion, may waive disgorgement in exceptional circumstances. The Company also reserves the right to impose other penalties for violations of the Code, including requiring reversal of a Transaction, suspension or termination of the employment of the violator. All material violations of this Code and any sanctions imposed with respect thereto will be reported periodically to the Compliance Committee of the Board of Directors of the Company.

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CODE OF ETHICS CONCERNING PERSONAL SECURITIES TRANSACTIONS CONTINUED

      11. INSIDER TRADING

      The Company has adopted a policy statement on insider trading and conflicts of interest (the "Policy Statement"), a copy of which is attached hereto as Appendix 1.

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      Appendix 1 to Code of Ethics Concerning Personal Securities Transactions

POLICY CONCERNING INSIDER TRADING & MARKET MANIPULATION

GENERAL GUIDELINES

It is unlawful for any person to buy or sell securities on the basis of material nonpublic information, a practice commonly known as "insider trading". The law requires the Company to establish, maintain and enforce written polices and procedures reasonably designed to detect and prevent insider trading. The law provides civil and criminal penalties for those who engage in insider trading. These penalties can be severe and include treble damages and up to 10 years in jail.

No person to whom this policy applies may trade, either personally or on behalf of others, while in possession of material nonpublic information. No Company personnel may communicate material, nonpublic information to others in violation of the law.

MATERIAL INFORMATION

Information is material if there is a substantial likelihood that the information would affect the market for the securities or that a reasonable investor would consider this information important in deciding whether to buy, sell or hold securities of the issuer. Information should be presumed to be material if it relates, for example, to such matters as dividend increases or decreases, earnings estimates, changes in previously released earnings estimates, significant increases or decreases in orders, merger or acquisition proposals or agreements, extraordinary borrowing, major litigation, liquidity problems, extraordinary management developments and purchase or sales of substantial assets.

As a rule, information which is no longer timely or cannot otherwise be reasonably anticipated to have any immediate market impact, will not be held to be material. Among the factors to be considered in determining whether information is actually timely are the degree of its specificity, the extent to which it differs from information previously disseminated publicly, and its reliability in the light of its nature, its source and the circumstances under which it was received.

NONPUBLIC INFORMATION

Nonpublic information is information received that has not been publicly disclosed. Information received about an issuer under circumstances which indicate that it is not yet in general circulation in the marketplace should be deemed to be nonpublic information. Information is public when it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. Release of information through a filing with a government agency, a press conference or press release, or after delivery of the information to a stock exchange, major news agencies, newspapers or appropriate trade publications.

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IDENTIFYING INSIDE INFORMATION

If, after considering these rules and before executing any trade, you have any questions as to whether the information is material and nonpublic, you should consult with the Company compliance officer and await the Company's determination as to how to proceed. Do not communicate the information to any other person.

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POLICY CONCERNING INSIDER TRADING & MARKET MANIPULATION CONTINUED

CONTACT WITH PUBLIC COMPANIES

The Company's contacts with public companies represent an important part of our research efforts. The Company may make investment decisions on the basis of the firm's conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a Company employee or other person subject to this Policy Statement becomes aware of material nonpublic information. This could happen, for example, if a Company's Chief Financial Officer prematurely disclosed quarterly results to an analyst, or an investor relations representative makes a selective disclosure of adverse news to a handful of investors. In such situations, the Company must make a judgment as to its further conduct. To protect yourself, your clients and the firm, you should contact the Compliance Officer immediately if you believe that you may have received material, nonpublic information.

TENDER OFFERS

Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company's securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and "tipping" while in possession of material, nonpublic information regarding a tender offer received from the tender offer or, the target company or anyone else acting on behalf of either. The Company's employees and others subject to this Policy Statement should exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

MARKET MANIPULATION

It is unlawful for any employee to behave in such a way as to give a false or misleading impression as to supply of, or demand for, or as to the price of any security for the purpose of profiting from such manipulation personally or on behalf of the firm's clients.

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CONFLICTS OF INTEREST

      POLICY

      As a fiduciary, Clay Finlay owes fiduciary responsibilities to each of its clients. The firm is required to act in each client's best interests and to deal with client assets in such a manner as to benefit the client (not benefit the firm, its affiliates, employees, officers or any other person associated with the firm). Violations of the firm's fiduciary duty can harm not only its clients, but can also damage the reputation of the firm and subject it and its employees to legal liability and regulatory penalties.

      The firm complies with this fiduciary duty by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise. The firm expects its employees to try to avoid situations that have any appearance of conflict or impropriety.

      TRANSACTIONS BETWEEN CLIENTS, THE FIRM, ITS AFFILIATES AND EMPLOYEES

      Transactions between any client account and the firm, or any officer, employee or other person associated with the firm or any affiliated company, are not permitted unless approved in writing by the client and by the written approval of the Chief Compliance Officer. Without such approval, the firm will not knowingly cause any client account to buy any securities from, or to sell any securities to the firm itself or to any associated persons. This prohibition does not, however, prevent the firm or its employees from investing in pooled investment vehicles for which the firm or an affiliated company is a general partner, managing member, adviser or sub-adviser.

      CONFLICTS AMONG CLIENT INTERESTS

      Conflicts of interest may arise where the firm or its employees have reason to favor one client over another (e.g. larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated). All employees are prohibited from engaging in inappropriate favoritism of one client over another client that would constitute a breach of fiduciary duty.

      COMPETING WITH CLIENT TRADES

      Employees are prohibited from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly by buying or selling such securities. Please see the firm's Code of Ethics for detail of personal trading prohibitions.

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      OTHER CONFLICTS OF INTEREST

      DISCLOSURE OF PERSONAL INTEREST

      Employees are prohibited from recommending, implementing or considering any securities transaction for a client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer to the Chief Compliance Officer or his or her designate. If the Chief Compliance Officer deems the disclosed interest to present a material conflict, the employee may not participate in any decision making regarding the issuer's securities.

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CONFLICTS OF INTEREST CONTINUED

      REFERRALS/BROKERAGE

      Employees are required to act in the best interests of the firm's clients regarding execution costs paid by clients for brokerage services. Employees must strictly adhere to the firm's policies and procedures regarding brokerage, including best execution, allocation, directed brokerage and soft dollars.

      VENDORS AND SUPPLIERS

      Employees are required to disclose any personal investment or other material interests in vendors or suppliers with respect to which that person negotiates or makes decisions on behalf of the firm. Employees with such interest are prohibited from any decisions regarding the firm's business with those companies.

      OUTSIDE INTERESTS/EMPLOYMENT

      Employees may not engage in outside business interests or employment that could, in any way, conflict with the proper performance of their duties as employees.

      REPORTING AND RECORDING

      Due to the nature of the firm's business as an investment adviser, conflicts of interest can arise in many areas, including but not limited to:

      Consultant/third party                Personal transactions
      arrangements

      Directed brokerage/broker             Proxy voting
      allocation

      Directorships with issuers            Referral/solicitation arrangements

      Fee differentials/performance fees    Selective portfolio disclosure

      Interest in issuer                    Soft dollars

      IPO allocations                       Trade aggregation

      Market timing/late trading            Trade allocation

      Non-public information                Trade sequencing

      Every director or other employee shall notify the Chief Compliance Officer or designated compliance associate of any personal conflict of interest relationship which may involve a client, such as the existence of any economic relationship between his or her transactions and securities held
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      or to be acquired by the client. They shall also notify the Chief
      Compliance Officer or designated compliance associate of any conflict of interest of a non-personal nature involving the firm, its business arrangements or any of it clients. The Chief Compliance Officer and, if necessary, the firm's Executive Committee will analyze

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      CONFLICTS OF INTEREST CONTINUED

      the conflict of interest to determine an appropriate course of action. A written report of the conflict and course of action will be filed.

      DISCLOSURE

      The Chief Compliance Officer or designated compliance associate will determine whether any detected conflict of interest will require revisions, material or otherwise, to the firm's Form ADV or other disclosure document. Such revisions will be made in a manner and within a timeframe decided by the Chief Compliance Officer.